UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2006
THORATEC CORPORATION

(Exact name of registrant as specified in its charter)

California	1-8145	94-2340464

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6035 Stoneridge Drive
Pleasanton, California 94588

(Address of principal executive offices including zip code)
(925) 847-8600

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     On February 24, 2006, the Board of Directors (the “Board”) of Thoratec Corporation (the “Company”), upon the recommendation of the Compensation and Option Committee of the Board, approved revised compensation for directors’ service on the Board and each of its committees. Each director will receive a $25,000 annual retainer and $1,500 for each quarter where there are one or more Board meetings attended by the director. Each member of the Audit Committee will receive a $1,000 annual retainer and $1,500 for each quarter where one or more Audit Committee meetings are attended by a committee member. Each member of the Compensation and Option Committee and the Nominating and Corporate Governance Committee will receive a $1,000 annual retainer and $1,000 for each quarter where one or more Compensation and Option Committee meetings or Nominating and Corporate Governance Committee meetings, respectively, are attended by a committee member. In addition to the annual Board retainer, the Chairman of the Board will receive an additional $15,000 annual retainer. In lieu of the annual Audit Committee retainer, the Chairman of the Audit Committee will receive a $15,000 annual retainer, in lieu of the annual Compensation and Option Committee retainer, the Chairman of the Compensation and Option Committee will receive a $10,000 annual retainer, and in lieu of the Nominating and Corporate Governance Committee retainer, the Chairman of the Nominating and Corporate Governance Committee will receive a $5,000 annual retainer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of: February 27, 2006	THORATEC CORPORATION
	By:	/s/ Gerhard F. Burbach
Gerhard F. Burbach
President and Chief Executive Officer

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